Exhibit 99.3

RASMUSSEN, LLC

AND SUBSIDIARY

Reviewed Consolidated

Financial Statements

Six-month Periods Ended

June 30, 2021 and 2020

Rasmussen, LLC and Subsidiary

Consolidated Balance Sheets (in thousands)

ASSETS

	June 30,	December 31,
	2021	2020
CURRENT ASSETS
Cash and cash equivalents	$39,174	$37,076
Restricted cash	329	786
Accounts receivable, net of allowance for doubtful accounts of $3,709 and $3,385, respectively	4,971	5,938
Prepaid expenses	3,190	4,496
Other current assets	1,937	1,912
TOTAL CURRENT ASSETS	49,601	50,208

FURNITURE, EQUIPMENT AND IMPROVEMENTS, net	32,374	31,137

OTHER ASSETS
Deposits and other assets	905	576
Curriculum development costs, net of accumulated amortization of $501 and $250, respectively	1,203	1,206
Goodwill	66,526	66,526
Other intangible assets, net of accumulated amortization of $29,253 and $22,870, respectively	37,670	44,053
TOTAL OTHER ASSETS	106,304	112,361

TOTAL ASSETS	$188,279	$193,706

LIABILITIES AND MEMBER'S EQUITY

CURRENT LIABILITIES
Accounts payable	$8,266	$12,771
Accrued expenses	6,367	6,468
Due to students under financial aid programs	326	786
Prepaid tuition	468	4,155
Deferred revenue and scholarships	1,028	0
Current portion of long-term debt, net of deferred financing costs	4,548	5,363
TOTAL CURRENT LIABILITIES	21,003	29,543

LONG-TERM LIABILITIES
Long-term debt, net of current portion and deferred financing costs	39,690	40,965
Deferred rent	5,493	4,604
Fair value of interest rate swap contract	902	1,431
Other long-term liabilities	558	492
TOTAL LONG-TERM LIABILITIES	46,643	47,492

MEMBER'S EQUITY	120,633	116,671

TOTAL LIABILITIES AND MEMBER'S EQUITY	$188,279	$193,706

See independent accountant’s review report and accompanying notes to consolidated financial statements.

Rasmussen, LLC and Subsidiary

Consolidated Statements of Income (in thousands)

	Six-Month	Six-Month
	Period Ended	Period Ended
	June 30,	June 30,
	2021	2020
REVENUES	$137,348	$125,878

OPERATING EXPENSES
Instructional	52,790	47,945
General and administrative	28,709	32,195
Admissions	31,493	31,390
Depreciation and amortization	10,294	9,990
TOTAL OPERATING EXPENSES	123,286	121,520

INCOME FROM OPERATIONS BEFORE OTHER INCOME (EXPENSE)	14,062	4,358
Investment income	34	63
Interest expense	(1,483)	(1,875)
	(1,449)	(1,812)

NET INCOME	$12,613	$2,546

See independent accountant’s review report and accompanying notes to consolidated financial statements.

Rasmussen, LLC and Subsidiary

Consolidated Statements of Comprehensive Income (in thousands)

	Six-Month	Six-Month
	Period Ended	Period Ended
	June 30,	June 30,
	2021	2020
NET INCOME	$12,613	$2,546

OTHER COMPREHENSIVE INCOME (LOSS)
Unrealized gain (loss) in fair value of interest rate swap contract	529	(1,131)
TOTAL OTHER
COMPREHENSIVE INCOME (LOSS)	529	(1,131)

TOTAL COMPREHENSIVE INCOME	$13,142	$1,415

See independent accountant’s review report and accompanying notes to consolidated financial statements.

Rasmussen, LLC and Subsidiary

Consolidated Statements of Changes in Member’s Equity (in thousands)

			Accumulated
			Other
	Member's	Accumulated	Comprehensive
	Capital	Earnings	Loss	Total
BALANCE AT DECEMBER 31, 2019	$87,612	$2,748	$(852)	$89,508

Net income	0	2,546	0	2,546

Capital contributions	0	0	0	0

Distributions to member	0	(16)	0	(16)

Total other comprehensive loss	0	0	(1,131)	(1,131)

BALANCE AT JUNE 30, 2020	$87,612	$5,278	$(1,983)	$90,907

			Accumulated
			Other
	Member's	Accumulated	Comprehensive
	Capital	Earnings	Loss	Total
BALANCE AT DECEMBER 31, 2020	$100,612	$17,490	$(1,431)	$116,671

Net income	0	12,613	0	12,613

Capital contributions	0	0	0	0

Distributions to member	0	(9,180)	0	(9,180)

Total other comprehensive income	0	0	529	529

BALANCE AT JUNE 30, 2021	$100,612	$20,923	$(902)	$120,633

See independent accountant’s review report and accompanying notes to consolidated financial statements.

Rasmussen, LLC and Subsidiary

Consolidated Statements of Cash Flows (in thousands)

	Six-Month	Six-Month
	Period Ended	Period Ended
	June 30,	June 30,
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$12,613	$2,546
Adjustments to reconcile net income to net cash
provided by operating activities:
Provision for bad debt	2,812	2,139
Depreciation and amortization	10,294	9,990
Deferred loan fees	131	131
Deferred rent	889	1,786
Decrease (increase) in:
Accounts receivable	(1,846)	(2,419)
Due from Parent	0	(642)
Prepaid expenses	1,307	370
Other current assets	(25)	(796)
Deposits and other assets	(328)	(131)
Increase (decrease) in:
Accounts payable	(4,505)	(378)
Accrued expenses	470	1,298
Due to students under financial aid programs	(461)	(405)
Prepaid tuition	(3,687)	(109)
Deferred revenue and scholarships	457	(337)
Other long term liabilities	65	(16)
Total net operating adjustments	5,573	10,481
NET CASH PROVIDED BY OPERATING ACTIVITIES	18,186	13,027

CASH FLOWS FROM INVESTING ACTIVITIES
Payments for curriculum development costs	(255)	0
Acquisition of furniture, equipment and improvements	(4,891)	(2,763)
NET CASH USED IN INVESTING ACTIVITIES	(5,146)	(2,763)

CASH FLOWS FROM FINANCING ACTIVITIES
Payments on long-term debt	(2,219)	(9,625)
Distributions to member	(9,180)	(16)
NET CASH USED IN FINANCING ACTIVITIES	(11,399)	(9,641)

NET INCREASE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	1,641	623

Cash, cash equivalents, and restricted cash at beginning of period	37,862	16,529

CASH, CASH EQUIVALENTS AND RESTRICTED CASH AT END OF PERIOD	$39,503	$17,152

See independent accountant’s review report and accompanying notes to consolidated financial statements.

Rasmussen, LLC and Subsidiary

Notes to Consolidated Financial Statements

Note A - Nature of Operations and Subsequent Event

Rasmussen, LLC (Company) owns 100% of Rasmussen College, LLC (College) and provides corporate services to the College. The Company’s corporate headquarters are in Oak Brook (Chicago), Illinois.

The College operates post-secondary schools in Florida, Illinois, Kansas, Minnesota, North Dakota, and Wisconsin, with its Main Campus located in St. Cloud, Minnesota. These schools award diplomas, certificates, associate degrees, and bachelor’s degrees focused on the following career fields: Education, Health Sciences, Business, Justice Studies, Nursing, Technology and Design. The schools also award master’s degrees in Nursing, Human Resource Management, and Healthcare Administration. In addition to students who matriculate locally at the College’s locations, the schools reach students nationwide through their online programs and corporate training programs. The College is regionally accredited by the Higher Learning Commission of the North Central Association of Colleges and Schools and participates in the federal Title IV student aid programs, as well as student grant programs in several states.

On March 15, 2019, FAH Education, LLC (Parent), a Delaware limited liability company, acquired all of the outstanding equity interest of the Company under a Unit Purchase Agreement (Agreement). The acquisition was funded through equity contributions and a credit agreement (Note G). This transaction is referred to as the “FAH Acquisition”.

On October 28, 2020, the Parent signed a membership interest purchase agreement to sell 100% of its membership interest in the Company and the College to American Public Education, Inc. for $329 million (APEI Sale). The transaction closed on September 1, 2021 and is subject to regulatory review and closing conditions (Note M).

The College participates in Student Financial Aid (SFA) under the Title IV Programs administered by the U.S. Department of Education (ED) pursuant to the Higher Education Act of 1965, as amended (HEA).

Management has evaluated subsequent events through October 29, 2021, the date the consolidated financial statements were available to be issued and except as noted in the paragraph above, has no material subsequent events to report.

Note B - Summary of Significant Accounting Policies

Basis of Presentation

The consolidated financial statements have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America (GAAP).

Change in Fiscal Year End

Due to the FAH Acquisition, during 2020, the Company changed its fiscal year end from September 30th to December 31st.

Consolidation

The consolidated financial statements include the accounts and results of operation of the Rasmussen, LLC and its wholly-owned subsidiary, Rasmussen College, LLC. All significant intercompany transactions and account balances have been eliminated in consolidation.

Rasmussen, LLC and Subsidiary

Notes to Consolidated Financial Statements

Note B - Summary of Significant Accounting Policies (continued)

Use of Estimates in the Preparation of Consolidated Financial Statements

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. In addition, because of the inherent uncertainties in estimating certain accrued expenses, it is at least reasonably possible that the estimates used will change in the near term.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash in the bank, overnight sweep accounts and all short-term investments with original maturities of 90 days or less. At June 30, 2021 and December 31, 2020, the Company only held cash and did not have any cash equivalents.

Restricted Cash

The Company has cash of approximately $329,000 and $786,000 as of June 30, 2021 and December 31, 2020, respectively, shown as restricted with a corresponding liability of $326,000 and $786,000, respectively, “Due to students under financial aid programs”. These funds represent amounts advanced by various governmental agencies that have not yet been earned or distributed to eligible students.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable consist primarily of amounts due to the Company from its students for tuition and fees. Accounts receivable are stated at the amount of consideration from students of which the Company has an unconditional right to receive. Management has estimated an allowance for doubtful accounts based upon historical losses and the sum of the collection risks associated with student uncollected balance at year-end. Balances owed by students who have graduated or withdrawn are pursued by the Company and eventually submitted to an outside collection agency and written off after 90 to 110 days unless the student is in compliance with their payment plan.

Furniture, Equipment and Improvements

Furniture, equipment and leasehold improvements are recorded on the basis of cost. Expenditures for renewals and betterments which extend the life of the assets are capitalized. Repairs and maintenance items are charged to expense as incurred. Gain or loss on the sale or disposal is recorded in the year of disposition.

Government Assistance

The Company received Higher Education Emergency Relief Funds (HEERF), in the form of government grants, related to the Coronavirus Aid, Relief, and Economic Security Act (CARES Act). As there is no current U.S. GAAP guidance related to for-profit business entities that received government grants, the Company has elected to adopt International Accounting Standards (IAS) 20, Accounting for Government Grants and Disclosure of Government Assistance. Under IAS 20, government grant proceeds received are recognized as income grant on a systematic and rational basis over the periods in which the Company recognizes as expenses the costs the proceeds are intended to defray. Any government grant proceeds received prior to the corresponding cost being incurred are recorded as a deferred government grant liability. The Company has presented the government grant income net of the applicable expenses.

Rasmussen, LLC and Subsidiary

Notes to Consolidated Financial Statements

Note B - Summary of Significant Accounting Policies (continued)

Curriculum Development Costs

The Company developed curriculum internally, which is primarily provided as online content and accessed via the Internet.

The Company capitalizes curriculum development costs incurred during the application development stage of the project in accordance with FASB ASC Topic 350, Goodwill and Other Intangible Assets. Many of the Company’s new courses leverage off of proven delivery platforms and are primarily content, which has no technological hurdles. As a result, a significant portion of the Company’s courseware development costs qualify for capitalization due to the concentration of its development efforts on the content of the courseware. Capitalization ends when a course is available for educational instruction, at which time they are amortized on a straight-line basis over two to three years. Amortization expense for the six-month periods ended June 30, 2021 and 2020 was approximately $251,000 and $0, respectively.

Goodwill and Other Intangible Assets

Goodwill represents the excess of the cost of identified assets, including other intangible assets, acquired through business combinations over the estimated fair value of the net assets as of the purchase date. Other intangible assets are originally measured based on their fair values in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 805, Business Combinations. The Company performed, with the assistance of independent valuation experts, tests to determine the fair value of these assets as well as established useful lives. Assets with finite useful lives are amortized on a straight-line basis over their estimated useful lives.

The FASB ASC Topic 350, Goodwill and Other Intangible Assets requires that goodwill and other intangible assets be subject to annual impairment testing. In accordance with Accounting Standards Update (ASU) No. 2011-08, Testing of Goodwill for Impairment, and ASU No. 2012-02, Testing Indefinite-Lived Intangible Assets for Impairment, management may first assess qualitative factors (macroeconomic conditions, industry and market considerations, cost factors, overall financial performance, other relevant entity-specific events, events affecting the reporting unit, etc.) to determine whether it is more likely than not (a likelihood of more than 50%) that the fair value of the reporting unit is less than its carrying amount, including goodwill and other intangible assets. If after assessing the qualitative factors, management believes that it is more likely than not that the fair value of the reporting unit is less than its carrying amount, management performs the two-step goodwill and other intangible asset impairment test to identify potential goodwill and other intangible assets impairment and measure the amount of goodwill and other intangible assets impairment loss to be recognized (if any). Management’s assessment of various qualitative factors did not indicate the amount of goodwill and other intangible assets to be impaired as of June 30, 2021 and December 31, 2020. As a result, the two-step goodwill and other intangible asset impairment test was not performed, and therefore no impairment loss has been recorded.

Rasmussen, LLC and Subsidiary

Notes to Consolidated Financial Statements

Note B - Summary of Significant Accounting Policies (continued)

Prepaid Tuition and Revenue Recognition

On January 1, 2019, the Company adopted the new standard on revenue recognition, ASU 2014-09, using the modified retrospective approach of ASU 2016-10. The adoption of the guidance in ASU 2014-09 as amended by ASU 2016-10 did not have a material impact on the measurement or recognition of revenue in any prior or current reporting periods and there was no adjustment to member’s equity. The core principle of the new standard is that a company should recognize revenue to depict the transfer of promised goods or services to students in an amount that reflects the consideration to which the company expects to be entitled in exchange for such goods or services. See Note Q for additional information related to revenue recognition.

Deferred Financing Costs

Costs related to obtaining the credit agreement are capitalized and amortized over the term of the related debt using the straight-line method. In accordance with ASU No. 2015-03, Interest – Imputation of Interest (Topic 835-30): Simplifying the Presentation of Debt Issuance Costs, these costs are presented as a reduction in the carrying value of the related debt liability on the accompanying consolidated balance sheet (Note G).

Deferred Rent

The Company has entered into operating leases which contain provisions for escalating rent. The Company recognizes rent expense on the straight-line method over the lives of the leases. The cumulative excess of the amounts expensed over the payments required under the leases is recorded as deferred rent. This credit will be used to offset future rent expense for financial statement purposes.

Sublease rental income is recognized on a straight-line basis over the term of the lease and deferred sublease income is recorded with prepaid expenses and other current assets. Sublease rental income is recorded as a reduction of rent expense.

Interest Rate Swap Contract

The interest rate swap contract, which is a derivative instrument and qualifies as a cash flow hedge, is reported at fair value (Note H). The unrealized gain or loss on the interest rate swap contract is reported as a component of other comprehensive income (loss) and is recognized when interest on the interest rate swap contract is paid or received.

Income Taxes

The Company and the College are single member limited liability companies (disregarded entities for tax purposes) and are included with the federal and state tax returns of the Parent. The Parent has elected to be treated as a partnership for federal and state income tax purposes. A partnership is not a tax paying entity for federal and state income tax purposes. Income, loss, deductions and credits pass through proportionately to its members and are taxed at the individual members’ income tax rates. Accordingly, no provision for federal or state income taxes has been included in the consolidated financial statements.

Rasmussen, LLC and Subsidiary

Notes to Consolidated Financial Statements

Note B - Summary of Significant Accounting Policies (continued)

Financial Instruments

The fair values and carrying amounts of the Company’s financial instruments, primarily current assets and liabilities, are approximately equivalent due to their short-term lives.

Advertising Costs

Advertising costs are expensed as incurred. Total marketing cost, inclusive of advertising expense for the six-month periods ended June 30, 2021 and 2020 was approximately $23,717,000 and $22,898,000, respectively.

Recent Accounting Pronouncements

In February 2016, the FASB issued ASU No. 2016-02, Leases. This ASU supersedes existing guidance on accounting for leases in ASC Topic 840, Leases. The standard requires lessees to recognize the assets and liabilities that arise from leases on the balance sheet. A lessee should recognize in the balance sheet, a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term. This ASU will be effective for the Company’s year ended December 31, 2022. The amendments should be applied at the beginning of the earliest period presented using a modified retrospective approach. The Company is currently in the process of assessing the impact of the adoption of this standard on its financial statements.

Note C - Concentration of Credit Risk

The Company, at times, has cash deposits which exceed $250,000 in an individual bank. The Federal Deposit Insurance Corporation (FDIC) insures only the first $250,000 of funds at member banks.

The accounts receivable are primarily amounts due from students for tuition and fees. Many of the Company’s students are eligible for federal government loan and grant programs, and state grant programs which are administered by the Company. These receivables are unsecured. In addition, the Company receives funding from several other sources such as Veterans Administration programs, state grants, workforce training contracts, and alternative loans. Students typically apply the funds received from SFA and other funding to pay their tuition and fees. The receipt of SFA and other funding reduces the amount due from the student and has no impact on revenue recognition.

The Company maintains an interest rate swap contract (Note H) with a financial institution. The Company’s ability to maintain its fixed interest rate is dependent upon the credit worthiness of the financial institution

The Company has entered into various multi-year contracts, including leases and other service agreements that may result in additional costs if the Company chose to pursue early termination.

Rasmussen, LLC and Subsidiary

Notes to Consolidated Financial Statements

Note D - Furniture, Equipment and Improvements

Furniture, equipment and improvements as of June 30, 2021 and December 31, 2020 consist of the following (in thousands):

	June 30,	December 31,
	2021	2020
Furniture and equipment	$10,211	$9,188
Computer equipment and software	6,792	6,084
Leasehold improvements	25,536	21,323
	42,539	36,595
Less accumulated depreciation and amortization	(15,725)	(12,641)
	26,814	23,954
Construction in progress	5,560	7,183
	$32,374	$31,137

Depreciation and amortization expense, related to furniture, equipment and improvements, is computed using the straight-line method based on the following estimated useful lives:

Furniture and equipment	5 - 7 years
Computer equipment and software	3 - 5 years
Leasehold improvements	Remaining lease term

Depreciation and amortization expense, related to furniture, equipment and improvements, charged to operations for the six-month periods ended June 30, 2021 and 2020 was approximately $3,654,000 and $3,608,000, respectively.

Note E - Other Intangible Assets

The Company acquired other intangible assets through business combinations related to the value of accreditation and tradename. These assets are determined to have indefinite useful lives and are reviewed for impairment by management on an annual basis. The Company acquired other intangible assets through business combinations related to course content and student base. These assets are determined to have finite useful lives and are amortized on a straight-line bases over their estimated useful lives.

In accordance with FASB ASC Topic 805, Business Combinations, the Company recognized adjustments to the amount of intangible assets related to the Parent’s acquisition of Rasmussen and the Company (Note A). During the measurement period of the acquisition, new information was obtained about facts and circumstances that, if known, would have affected the measurement of the amounts recognized as of that date.

Rasmussen, LLC and Subsidiary

Notes to Consolidated Financial Statements

Note E - Other Intangible Assets (continued)

A summary of the other intangible assets and their accumulated amortization, as of June 30, 2021, are as follows (in thousands):

	Gross Carrying	Accumulated	Net Carrying
	Amount	Amortization	Amount
Finite-lived other intangible assets:
Course content	$6,086	$(3,487)	$2,599
Student base	33,730	(25,766)	7,964
Total finite-lived other intangible assets	39,816	(29,253)	10,563

Indefinite-lived other intangible assets:
Trademarks/tradenames	19,264	0	19,264
Accreditation	7,843	0	7,843
Total indefinite-lived other intangible assets	27,107	0	27,107
Total other intangible assets	$66,923	$(29,253)	$37,670

A summary of the other intangible assets and their accumulated amortization, as of December 31, 2020, are as follows (in thousands):

	Gross Carrying	Accumulated	Net Carrying
	Amount	Amortization	Amount
Finite-lived other intangible assets:
Course content	$6,086	$(2,726)	$3,360
Student base	33,730	(20,144)	13,586
Total finite-lived other intangible assets	39,816	(22,870)	16,946

Indefinite-lived other intangible assets:
Trademarks/tradenames	19,264	0	19,264
Accreditation	7,843	0	7,843
Total indefinite-lived other intangible assets	27,107	0	27,107
Total other intangible assets	$66,923	$(22,870)	$44,053

Rasmussen, LLC and Subsidiary

Notes to Consolidated Financial Statements

Note E - Other Intangible Assets (continued)

At the acquisition date, the useful life assigned to each type of intangible asset with a finite useful life was as follows:

Useful Life
Course content	48 months
Student Base	36 months

The estimated future amortization expense for the years subsequent to June 30, 2021 are as follows (in thousands):

Years Ending
December 31,	Amount
2021	$6,382
2022	3,864
2023	317
$10,563

Amortization expense of other intangible assets charged to operations for the six-month periods ended June 30, 2021 and 2020 was approximately $6,382,000.

Note F - Long-Term Line of Credit

The Company has available a $30,000,000 revolving long-term line of credit which includes $5,000,000 specifically for swingline loans. The long-term line of credit requires quarterly interest payments at the base rate plus the applicable margin with the principal payment due on the outstanding balance on March 15, 2024. The base rate is the higher of the Administrative Agent’s prime lending rate, the Federal Funds Rate plus one-half of one percent, and the One Month Libor Index Rate plus one percent. As of June 30, 2021 and December 31, 2020, the outstanding balance of the long-term line of credit was $0. However, the amount available to draw as of June 30, 2021 and December 31, 2020 is $6,309,805 and $29,381,075, respectively, as the balance of the revolving line is being used to secure a letter of credit (Notes I and M). The long-term line of credit is governed by a credit agreement (Note G).

Rasmussen, LLC and Subsidiary

Notes to Consolidated Financial Statements

Note G - Credit Agreement and Long-Term Debt

In connection with the FAH Acquisition, the Company entered into a credit agreement which includes a $75,000,000 term loan and $30,000,000 revolving long-term line of credit (Note F). The credit agreement also includes a commitment by the issuing bank to provide a letter of credit of up to $25,000,000 to the Company upon request. If requested and issued, the $25,000,000 letter of credit will be secured by the $30,000,000 revolving line of credit, whereby limiting the available amount of the revolving line of credit, by the amount of the issued letters of credit (Note F). As of June 30, 2021 and December 31, 2020, the Company has issued letters of credit of approximately $23,690,000 and $619,000, respectively. The credit agreement includes three financial institutions, each providing a portion of the credit extended to the Company with one of the financial institutions acting as the Administrative Agent.

The $75,000,000 term loan is due in 19 quarterly principal payments, plus interest, beginning on June 30, 2019, with any unpaid interest and principal due on March 15, 2024. The term loan contains mandatory pre-payments based on certain events and excess cash flows of the Company as defined in the credit agreement. During the six-month periods ended June 30, 2021 and 2020, the Company made an excess cash flows principal payment of approximately $0 and $7,281,000, respectively. The Company may also make additional optional pre-payments on the term loan at their discretion. During six-month periods ended June 30, 2021 and 2020, the Company did not make optional pre-payments. The term loan bears interest at the base rate plus an applicable margin. The base rate is the higher of the Administrative Agent’s prime lending rate, the Federal Funds Rate plus one-half of one percent, and the One Month Libor Index Rate plus one percent. The applicable margin was 2.75% and the interest rate of the term loan was 2.85% and 3.15% as of June 30, 2021 and December 31, 2020, respectively. The outstanding balance on the term loan was approximately $44,949,000 and $47,170,000 as of June 30, 2021 and December 31, 2020, respectively.

The credit agreement which governs the $75,000,000 term loan and the $30,000,000 long-term line of credit is secured by the outstanding equity interest of the Parent, College, and the Company, all assets (both tangible and intangible) of the Parent, College, and the Company and is guaranteed by the Company and the Parent. The credit agreement also contains various financial and non-financial covenants which are common to credit agreements of this nature and are measured on a quarterly basis. The credit agreement contains certain restrictions on the Company’s ability to obtain other sources of financing, as well as certain limitations on the Company’s ability to pay dividends to members. These restrictions and limitations are effective until the expiration of the credit agreement in March 2024, or upon full repayment of the term loan and any draws against the long-term line of credit (whichever is sooner). The Company was in compliance with the covenants as of June 30, 2021 and December 31, 2020.

The Company entered into an interest rate swap contract with a financial institution associated with $50,000,000 of the term loan (Note H).

Rasmussen, LLC and Subsidiary

Notes to Consolidated Financial Statements

Note G - Credit Agreement and Long-Term Debt (continued)

The aggregate annual amounts of principal payments required on the term loan and amortization of related deferred financing costs for years subsequent to June 30, 2021, are approximately as follows (in thousands):

Years Ending	Principal	Deferred	Net
December 31,	Payments	Financing Costs	Amount
2021	$2,220	$(131)	$2,089
2022	5,551	(262)	5,289
2023	5,921	(262)	5,659
2024	31,257	(55)	31,202
	$44,949	$(710)	$44,239

Note H - Interest Rate Swap Contract

The Company entered in an interest rate swap contract (Swap) and the Company records the Swap, which is a financial instrument and qualifies as a cash flow hedge, at fair value (see Note B). The notional amount of the Swap is $50,000,000 and the Company intends to retain the Swap until its scheduled maturity on April 30, 2022.

The Company entered into this Swap to hedge exposure resulting from the interest rate risk. The purpose of this hedge is to reduce the variability of the interest rate of the Company’s term loan (Note G). The Company manages these exposures within specified guidelines through the use of derivatives. The Company only utilizes derivative instruments for risk management purposes and does not use derivatives for speculative trading purposes.

At June 30, 2021 and December 31, 2020, the fair value of the Swap was approximately negative $902,000 and negative $1,431,000, respectively and is reported as a long-term liability in the accompanying consolidated balance sheets. The unrealized gain or loss on the interest rate swap contract is reported as a component of other comprehensive income (loss) and is recognized when interest on the interest rate swap contract is paid or received. The fair value of the Swap was estimated by the financial institution issuing the Swap based upon observable market inputs such as interest rates, credit risks, and the net present value of expected future cash flows. These estimates may change due to changes in the estimate of future market interest rates.

The Fixed Rate of interest appurtenant to the Swap is 2.271%. The floating rate of interest is based upon USD-LIBOR-BBA and is adjusted monthly. The interest expense, related to the Swap, was approximately $540,000 and $295,000 for the six-month periods ended June 30, 2021 and 2020, respectively.

Rasmussen, LLC and Subsidiary

Notes to Consolidated Financial Statements

Note I - Commitments and Contingencies

The Company leases classroom and office facilities under numerous operating leases expiring at various dates through 2033. The Company has options to extend some of these leases, and to lease additional space at the then current rates of the leases. Future minimum lease payments are subject to annual increases. In addition, the Company is responsible for supplemental lease payments to reimburse the landlords for their proportionate share of the building’s operating costs, real estate taxes, and insurance.

The Company receives income from third parties for sublease agreements. One of the sublease agreements expired during 2020 and as of June 30, 2021, there is only one remaining sublease agreement which expires during August 2026. The Company is still responsible for the proportionate share of the buildings’ operating costs, real estate taxes, and insurance which are included in the commitments. Sublease rental income of approximately $4,000 and $193,000 is recorded as a reduction of rent expense for the six-month periods ended June 30, 2021 and 2020, respectively.

The Company has entered into Service Agreements with a third party, whereas the third party provides marketing and IT services to the Company. The agreements have initial terms that expire September 30, 2024 (Initial Term). The marketing agreement automatically renews for successive three-year periods (MA Renewal Term) unless terminated 12 months prior to the end of the Initial Term or MA Renewal Term. For the six-month periods ended June 30, 2021 and 2020, the Company paid approximately $22,808,000 and $22,242,000, respectively, as base costs under the marketing agreement and approximately $864,000 and $550,000, respectively, as additional services. The IT service agreement will automatically renew for successive five-year terms (IT Renewal Term) unless terminated 24 months prior to the Initial Term or IT Renewal Term. For the six-month periods ended June 30, 2021 and 2020, the IT service fee was approximately $7,720,000 and $7,912,000, respectively, and the Company paid approximately $142,000 and $168,000, respectively, as additional services.

Future minimum lease payments under noncancelable operating lease agreements, service agreements and sublease income for the next five years and in the aggregate are approximately as follows (in thousands):

		Future
Years Ending	Future	Sublease
December 31,	Commitments	Income
2021	$18,007	$5
2022	34,284	9
2023	30,476	9
2024	24,719	9
2025	9,612	11
2026	8,920	7
Thereafter	31,051	0
	$157,069	$50

The gross amount charged to operations under all operating leases for the six-month period ended June 30, 2021 and 2020 was approximately $6,530,000 and $6,756,000, respectively.

In certain instances, the Company has issued letters of credit naming a landlord as beneficiary. At June 30, 2021 and December 31, 2020, there was $619,000 and $619,000, respectively, of letters of credit issued and the letters of credit are secured by a line of credit as more fully described in Note F.

Rasmussen, LLC and Subsidiary

Notes to Consolidated Financial Statements

Note I - Commitments and Contingencies (continued)

The Company has a partially self-insured health plan (Plan) for its employees covering medical, dental, and pharmacy prescription. The Plan had a yearly loss limit per person of $170,000 and a maximum claims expense of 125% of the average claim value which computed to approximately $10,702,000 for the most recent year end of December 31, 2020. Dental claims are not part of the stop-loss limits. The Company accrued approximately $1,167,000 and $1,809,000 as of June 30, 2021 and December 31, 2020, respectively, for outstanding invoices and to cover claims which have been incurred but not reported. This estimate was provided by the Company’s health plan provider and was derived from historical business claim lags.

Note J - Member’s Equity

As of June 30, 2021 and December 31, 2020, Member’s Equity consists of one class of common units.

The Company is authorized to issue 1,000 Common Units, of which, 1,000 units are issued and outstanding as of June 30, 2021 and December 31, 2020.

Note K - Retirement Saving Plan

The Company sponsors a 401(k) retirement plan for all eligible employees as defined by the Plan. The participants may contribute a portion of their salary not to exceed certain Internal Revenue Code limits. The Company may make discretionary contributions. The employer currently matches 50% of the first 6% of compensation. For the six-month periods ended June 30, 2021 and 2020, the discretionary contribution charged to the Company’s operations was approximately $940,000 and $864,000, respectively. The Company may also make discretionary “non-elective” contributions. For the six-month periods ended June 30, 2021 and 2020, the Company did not make any additional discretionary “non-elective” contributions.

Note L - Related Party Transactions

The outstanding equity interest of the Parent and the Company and all assets (both tangible and intangible) of the Parent and the Company secure College’s $75,000,000 term loan and $30,000,000 long-term line of credit. College’s $75,000,000 term loan and $30,000,000 long-term line of credit is also guaranteed by the Parent and the Company.

Rasmussen, LLC and Subsidiary

Notes to Consolidated Financial Statements

Note M - Regulatory

The Company participates in SFA under the Title IV Programs administered by ED pursuant to the HEA. Political and budgetary concerns can significantly affect the Title IV Programs, and Congress must reauthorize the HEA approximately every six years. The Company must also demonstrate to ED its compliance with the HEA and the regulations promulgated thereunder on an ongoing basis.

To participate in the Title IV Programs, an institution is subject to extensive regulation and periodic reviews by the federal and state governmental agencies, and accrediting bodies involved. An institution must be authorized to offer its programs of instruction by the relevant agencies of the state in which it is located, accredited by an accrediting agency recognized by ED, and certified as eligible by ED. On a periodic basis, an institution must be re-approved by these agencies and bodies to continue to receive Title IV funds. During 2017, ED performed a program review of the Company authorized by Title IV of the HEA and the Company has not received a report from ED. The Company also receives a portion of funds from the Veterans Administration (VA) through various veterans’ benefits programs. Similar to the Title IV Programs, the veterans benefit programs are subject to political and budgetary considerations and periodic reviews by the VA. Depending on the severity of a regulatory violation, a regulator can initiate repayment of the applicable funds awarded, transfer the Company to a delayed method of funding, or begin proceedings related to suspension, limitation, or termination. Except as noted above, as of June 30, 2021 and December 31, 2020, the Company was properly authorized by the regulatory agencies involved, and no regulatory reviews were being conducted by the respective agencies. The Company is subject to final approval of the change in ownership resulting from the FAH Acquisition (Note A) from the applicable federal regulator. Management received this approval from ED in April of 2021. In addition, the APEI Sale (Note A) will be subject to similar final approvals.

Regulations have been established which impose limitations on institutions whose former students default on the repayment of their federally guaranteed or funded student loans above a specific cohort default rate (CDR). An institution whose CDR equals or exceeds 30% for three consecutive years will no longer be eligible to participate in the William D. Ford Federal Direct Loan (Direct Loan) and Federal Pell Grant programs for the remainder of the fiscal year in which the school is notified of its sanction and for the following two fiscal years. An institution whose CDR exceeds 40% will lose Direct Loan program eligibility for the remainder of the fiscal year in which the school is notified of its sanction and for the following two fiscal years. As of June 30, 2021 and December 31, 2020, the College had a cohort default rate below the sanction levels described above.

Under the federal regulations mentioned above, ED calculates the institution’s composite score based on a three-factor financial responsibility ratio. An institution which does not meet ED’s minimum composite score of 1.5 can demonstrate financial responsibility by meeting the “zone alternative” or posting a letter of credit in favor of ED. The “zone alternative” includes a delayed method of cash funding for Title IV aid, and the providing of additional information to ED, upon request. The Company’s composite score was previously calculated on the Company’s prior fiscal year end, which was September 30th. In April 2021, based upon the Company’s September 30, 2020 composite score ratio, the Company had to post a letter of credit of approximately $23,071,000 and was placed on the Heightened Cash Monitoring 1 payment method in regard to Title IV funding. The letter of credit was posted during May 2021 and is secured by the Company’s long-term line of credit (Note F). Due to the FAH Acquisition, the Company changed its fiscal year end from September 30 to December 31. As of December 31, 2020, the College had a composite score of 1.7, compared to a minimum required of 1.5, and ED has not yet released the letter of credit.

Rasmussen, LLC and Subsidiary

Notes to Consolidated Financial Statements

Note M – Regulatory (continued)

Regulations have been established which restrict the proportion of cash receipts for tuition and fees from eligible programs to not more than 90% from the Title IV Programs. The failure of the College to meet the 90% limitation for two consecutive years results in the loss of the College’s ability to participate in FSA programs. The College’s rate was below 90% for the most recent financial statements submitted to ED.

Institutions are subject to borrower defense to repayment (BDTR) regulations which provides the right to student borrowers to have their federal loans discharged when certain circumstances or event occur. New regulations became effective on July 1, 2020. The previous regulations were issued in 2016 and became effective on October 12, 2018 as a result of various administrative and court actions. The BDTR are applicable based upon when the student borrower’s loans occurred and, as such, institutions are subject to both the current and the 2016 regulations. Both the current and the 2016 regulations-imposed changes to the financial responsibility standards. They created triggers which requires an institution to report certain financial and non-financial events, which occur between audit report submissions, to ED within 10 days. Theses triggers are either mandatory or discretionary in enabling ED to impose a letter of credit on an institution if certain negative events occur.

Note N – COVID-19 Pandemic and Government Relief

In March 2020, the President of the United States of America declared the outbreak of the novel coronavirus (COVID-19) a national emergency. In addition, the Governors of Florida, Illinois, Kansas, Minnesota, North Dakota, and Wisconsin, have declared states of emergencies that required all non-essential businesses to close their physical presence.

The Company originally suspended in-person instructional activities at its physical locations in the respective states and began offering the courses through online instruction for the current students enrolled. The courses are currently offered through a combination of online and in-person instruction and the Company has reduced operating hours or provided work-from-home opportunities to its workforce. ED and other regulatory bodies have issued guidance to enable flexibility in the modality of teaching to enable Title IV funding and other aid to continue to be available. In addition, Congress has approved emergency relief funding for institutions of higher education as part of the CARES Act for post-secondary educational institutions and their students.

The schools operated by the Company have received HEERF student grants. These funds are meant for students who have had their education disrupted by the COVID-19 outbreak. These funds are to be distributed directly to Title IV eligible students and are not to be used for operations and will not impact the Company’s expenses. The schools operated by the Company have been awarded funds of approximately $14,242,000. During the six-month periods ended June 30, 2021 and 2020, the Company expended $9,702,842 and $4,168,725, respectively. These student HEERF grant revenue and disbursements are offset in the consolidated statement of income.

In addition, Congress has approved HEERF institutional grants. The schools operated by the Company have been awarded funds of $5,694,000. During the six-month periods ended June 30, 2021 and 2020, the Company expended $3,360,585 and $0, respectively, and the amounts are reflected as a reduction of the related expenses or the capital acquisitions.

Rasmussen, LLC and Subsidiary

Notes to Consolidated Financial Statements

Note N – COVID-19 Pandemic and Government Relief (continued)

The Company expects the economic conditions to be temporary; however, the length time of the conditions are uncertain. The impact of the national emergency on the results of operations and financial position of the Company, cannot be reasonably estimated at this time.

Note O – Supplemental Disclosures of Cash Flow Information

The following is a reconciliation of cash, cash equivalents, and restricted cash reported within the consolidated balance sheet that sum to the total of the same such amounts shown in the consolidated statement of cash flows as of June 30, 2021 and December 31, 2020 (in thousands):

	June 30,	December 31
	2021	2020
Cash and cash equivalents	$39,174	$37,076
Restricted cash	329	786
Total cash, cash equivalents, and restricted cash shown in the consolidated statement of cash flows	$39,503	$37,862

Cash paid for interest during the year ended June 30, 2021 and 2020 was approximately $1,352,000 and $1,744,000, respectively.

Note P – Fair Value

ASC Topic 820, Fair Value Measurements and Disclosures establishes a framework for measuring fair value. That framework provides a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy under ASC Topic 820 are described as follows:

Level 1	Inputs in the valuation methodology are unadjusted quoted prices for identical assets or liabilities in active markets that the Company has the ability to access.

Level 2	Inputs to the valuation methodology include:

Quoted prices for similar assets or liabilities in active markets.

Quoted prices for identical or similar assets or liabilities in inactive markets.

Inputs other than quoted prices that are observable for the asset or liability.

Inputs that are derived principally from or corroborated by observable market data by correlation or other means.

Level 3	Inputs to the valuation methodology are unobservable and significant to the fair value measurement.

Rasmussen, LLC and Subsidiary

Notes to Consolidated Financial Statements

Note P – Fair Value (continued)

The asset’s or liability’s fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Valuation techniques used need to maximize the use of observable inputs and minimize the use of unobservable inputs. The following is a description of the valuation methodology used for liabilities measured at fair value.

Interest Rate Swap Contract

The fair value was estimated by a third party based upon observable market inputs such as interest rates, credit risks, and the net present value of expected future cash flows, therefore, was classified within Level 2 of the valuation hierarchy.

Long-Term Debt

The carrying amount approximates fair value because the interest rate on the outstanding debt was variable, therefore was classified within Level 3 of the valuation hierarchy.

The following table presents the carrying amount and fair value of the Company’s financial instruments recognized in the accompanying consolidated balance sheet and the level within the Topic 820 fair value hierarchy in which the fair value measurements fall at June 30, 2021 and December 31, 2020 (in thousands):

	June 30, 2021
	Carrying	Fair Value
	Amount	Level 1	Level 2	Level 3	Total
Financing liabilities:
Interest rate swap agreement	$902	$0	$902	$0	$902
Long-term debt	$44,949	$0	$0	$44,949	$44,949

	December 31, 2020
	Carrying	Fair Value
	Amount	Level 1	Level 2	Level 3	Total
Financing liabilities:
Interest rate swap agreement	$1,431	$0	$1,431	$0	$1,431
Long-term debt	$47,170	$0	$0	$47,170	$47,170

The following is a reconciliation of the beginning and ending balances of recurring fair value measurements for the six-month period ended June 30, 2021, using significant unobservable (Level 3) inputs (in thousands):

Long-term
Debt
Beginning balance as of January 1, 2021	$47,170
Unrealized loss included in other comprehensive income	0
Purchases, sales, issuances and settlements, net	(2,221)
Transfers in and/or out of Level 3	0
Ending balance as of June 30, 2021	$44,949

Rasmussen, LLC and Subsidiary

Notes to Consolidated Financial Statements

Note Q – Revenue

On January 1, 2019, the Company adopted the new standard on revenue recognition, ASU 2014-09, using the modified retrospective approach of ASU 2016-10. The adoption of the guidance in ASU 2014-09 as amended by ASU 2016-10 did not have a material impact on the measurement or recognition of revenue in any prior or current reporting periods and there was no adjustment to members’ equity. The core principle of the new standard is that a company should recognize revenue to depict the transfer of promised goods or services to students in an amount that reflects the consideration to which the company expects to be entitled in exchange for such goods or services. Substantially all of the Company’s revenues are considered to be revenues from contracts with students. No significant customer exists and are generally from the surrounding areas of the campus locations, except for the online program which enrolls students nationwide. (Note A). The Company has adopted the portfolio approach in accounting for revenue since the economic substance of the contract is similar for all students.

Principal Activities

The following is a description of principal activities from which the Company generates its revenue.

Instructional services revenue includes tuition, course and administrative fees. The Company generally recognizes revenue ratably as instructional services are provided over the quarterly term. Tuition is charged by term based upon the number of credit hours, and fees are charged on a per term basis, as applicable. Generally, instructional services are billed when a course or term begins. The Company also offers Competency-Based Education (CBE) programs under six-month terms. These programs are taught on a nonstandard term structure and are priced on a per-credit basis or via a subscription basis. Revenue for these programs is earned ratably over the nonstandard term.

Textbooks are charged at $15 per book per term, and students can opt-out to acquire these books on their own. Textbooks are not a separate performance obligation and, as such, are earned over the term.

Other fees revenue represents one-time, non-refundable fees and are not material to the consolidated financial statements. Generally other fee revenue is recognized when the fee is charged to the student, which coincides with the completion of the specific performance obligation to the student.

The Company provides various scholarships and tuition grants to assist students with their educational programs. Institutional scholarships for the six-month periods ended June 30, 2021 and 2020 of approximately $8,048,000 and $8,084,000, respectively, are reflected as a reduction in the revenue recognized and are deemed to be related to the Company’s primary performance obligation which is tuition. These scholarships are recognized over the same period as the respective tuition revenue.

Disaggregation of Revenue

While the Company operates in multiple states and online, management views and evaluates the operational results as one line of business.

•	Revenue for instructional services was approximately $144,247,000 and $132,549,000 for the six-month periods ended June 30, 2021 and June 30, 2020, respectively.

•	Revenue for textbooks charges for the six-month periods ended June 30, 2021 and 2020 was approximately $981,000 and $903,000, respectively.

Rasmussen, LLC and Subsidiary

Notes to Consolidated Financial Statements

Note Q - Revenue (continued)

Contract Balances and Performance Obligations

When the Company begins providing the performance obligations, a contract receivable is created, resulting in accounts receivable on the Company’s consolidated balance sheet. The Company accounts for receivables in accordance with ASC 310, Receivables. The Company uses the portfolio approach, a practical expedient, to evaluate if a contract exists and to assess collectability at the time of contract inception based on historical experience. Contracts are subsequently reviewed for collectability if significant events or circumstances indicate a change.

The related accounts receivable balances are recorded in the Company’s consolidated balance sheet as student accounts receivable. The Company has four terms in a fiscal year and the student tuition and fees are earned over the terms which matches the related educational performance obligation. Revenue earned by the Company at a point in time is not material to the consolidated financial statements. Transaction prices for the various charges are fixed and are published in the Company’s catalog.

As a practical expedient, due to the short-term nature of each term, the Company has elected not to provide disclosures about transaction prices allocated to unsatisfied performance obligations if contract durations are less than one-year, or if the Company has the right to consideration from a student in an amount that corresponds directly with the value provided to the student for performance obligations completed to date.

The Company has assessed the costs incurred to obtain a contract with a student and determined them to be immaterial. There are no significant contract assets and prepaid tuition (contract liability) is the only significant contract liability impacted by the adoption of ASU 2016-10. Prepaid tuition in the amount of approximately $468,000 and $4,155,000 is recorded as a liability on the consolidated balance sheet as of June 30, 2021 and December 31, 2020, respectively. The change in the contract liability balance is the result of payments received in advance of satisfying performance obligations, offset by revenue recognized during that period.

Refund Policy

The Company provides a stated period of time during which students may withdraw from a term, without further financial obligation resulting in a refund liability. The refund policy for the Company is as follows:

•	Prior to the period of instruction, all payments will be refunded as the Company doesn’t charge a student until one week is completed.

•	After the period of instruction, the amount charged for tuition and awarded for institutional scholarships / grants will be prorated up to the 60% point of the term. After the 60% point of the term, no refunds of tuition or adjustment to institutional scholarships / grants will occur.

Rasmussen, LLC and Subsidiary

Notes to Consolidated Financial Statements

Note Q - Revenue (continued)

Separate refund policies exist for any state aid received by the student and these policies vary by state. If a student withdraws during the academic term, the Company calculates the portion of instructional services and fees that are non-refundable based on the tuition refund policy and recognizes it as revenue in the period the withdrawal occurs. These tuition adjustments are recognized as they occur and, as of June 30, 2021 and December 31, 2020, these charges are fully earned under the applicable regulatory standards.

The Company’s tuition revenue varies from period to period based on the number of students enrolled and the programs in which they are enrolled. Students may remit tuition payments at any time, or they may elect various payment options that can delay receipt of payment up until the term starts or longer. These other payment options include payments by employees, financial aid, alternative loans, and cash payments. Generally, financial aid and outside source funds are received on a term basis. Cash payment plans exist for the students and the Company does not offer long-term financed plans.

Refund Liability

Because the terms coincide with the Company’s fiscal quarter and year, there is no refund liability as of June 30, 2021 and December 31, 2020.